RESOLUTION OF BOARD OF DIRECTORS
                   RENAISSANCE DESIGNER GALLERY PRODUCTS, INC.

                                 March 25, 1997


     The following Resolution was adopted by the Board of Directors of Renaissance Designer Gallery Products, Inc. at a special meeting of the Board of Directors held at the office of the Company on March 25, 1997.

"    BE IT RESOLVED, that this Corporation will make available each person who serves as a Director of this Corporation during the ensuring year and amount of shares equal to 1,000,000 of its Common Stock, one cent ($.01) par value to each Director which stock may be acquired over a period of five (5) years from the date of this Resolution or from the data such person serves as a Director of the Corporation, provided, however, that 200,000 shares of such stock allocated to an individual Director will vest each year that such person serves as a Director of the Corporation may acquire the Corporation's Common Stock authorized hereunder and amount vested annually amounting to 200,000 of the Corporation's Common Stock. A Director may only earn such right to purchase the Common Stock for any year that he serves and in the event of his termination as a Director, the amount vested during his tenure as a Director shall remain vested but any further amounts allocated hereunder and not vested shall be terminated. The price per share under this allocation shall be two cents ($.02)."

     Dated this 27th day of March, 1997 by the undersigned, the duly acting Secretary of the Corporation.



                                         /s/ M. Gary Banwart
                                      -------------------------
                                      M. Gary Banwart





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